Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew Lipsman
comScore, Inc. (312) 775-6510 press@comscore.com

comScore Appoints Tom Karrat as President, Global Marketing & Media Solutions

Digital Media Veteran Brings Leadership Experience and Proven Ability to Scale Sales & Marketing Organization

RESTON, VA, March 5, 2012 – comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced that Tom Karrat has joined the company as President of Global Marketing & Media Solutions, where he will be responsible for developing comScore’s sales and go-to-market strategies. Mr. Karrat will report directly to comScore CEO Dr. Magid Abraham in this newly created position.

“We’re delighted to welcome Tom, an experienced executive with a proven track record of success, to lead comScore’s global sales and marketing efforts,” said Dr. Abraham. “His experience and demonstrated ability to build and scale organizations in the technology, media, and cloud computing segments will be an important asset in helping comScore continue to grow as a global company. His experience leading large teams and cultivating a winning mentality will also help comScore take its sales organization to the next level. We are excited for Tom to bring new value to comScore and help us deliver even better results for our clients.”

“I am thrilled to join comScore to help build a world class organization that can further empower customers and partners to leverage the breadth and value of its product portfolio,” said Mr. Karrat, who comes to comScore as a proven executive with more than twenty years of experience in technology and media organizations. Most recently at Mimeo, he served as Executive Vice President of Sales & Marketing where he helped the company nearly double its revenue. Prior to Mimeo, he served as Senior Vice President of Sales at Yahoo! Hotjobs, where he managed a 300-person sales and support team with more than $100 million in revenue responsibility. Previously, Mr. Karrat also served as Vice President and General Manager of StorageApps, acquired by HP. He began his career at EMC Corporation, where he held various positions starting as a Co-op student on his way to becoming Divisional Vice President managing approximately $1 billion in revenue and 500 people.

About comScore

comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital business analytics. For more information, please visit www.comscore.com/companyinfo.

Cautionary Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, expectations regarding the impact of Mr. Karrat’s leadership and abilities on comScore’s future performance. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to, comScore’s reliance on key members of its management team. For a detailed discussion of this and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2011 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).

Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.